Exhibit 99.5

CONSENT OF HOWARD BOYD

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person about to become a director of GSL Holdings, Inc. in Amendment No. 4 to the Joint Proxy/Registration Statement on Form F-4 of GSL Holdings, Inc. dated July 9, 2008 and any amendments thereto.

Signature

/s/ Howard Boyd

Name: Howard Boyd

Dated: July 9, 2008